Exhibit 99.2

CorEnergy to Acquire Portland Terminal Facility for $40 Million

Second largest acquisition of REIT qualifying assets to date

FOR IMMEDIATE RELEASE

LEAWOOD, Kan. – January 14, 2014 – CorEnergy Infrastructure Trust, Inc. (“CorEnergy”) (NYSE: CORR) today announced that it has entered into a definitive agreement to acquire a petroleum products terminal facility (the “Portland Terminal Facility”) for $40 million in cash. The terminal is expected to be leased to a subsidiary of Arc Logistics Partners LP (“Arc Logistics”) (NYSE: ARCX) under a long-term triple net lease. Located in Portland, Oregon, the terminal is strategically positioned to support the storage, throughput and transloading needs of the region.

CorEnergy will finance the acquisition cost with cash expected to be raised through our simultaneously announced equity offering at the time of closing.

The key characteristics of the Portland Terminal Facility satisfy CorEnergy’s targeted strategy and investment criteria, including:

•	Multimodal terminal with rail, truck and shipping access points
•	Growth and development via a planned improvement project
•	Steady revenue stream over a 15-year term with a significant portion fixed
•	Additional participating rent based on throughput volumes provides upside potential

"This transaction is supportive of our commitment to provide shareholders with long-term distribution growth,” said David Schulte, Chief Executive Officer of CorEnergy. “Our Board of Directors has already confirmed its intent to increase the quarterly distribution from $0.125 to $0.130 upon completion of the transaction."

The Portland Terminal Facility

The Portland Terminal Facility is a rail/marine facility property adjacent to the Willamette River in Portland, Oregon. The 39-acre site has 84 tanks with a total storage capacity of 1,466,000 barrels. The Portland Terminal Facility is capable of receiving, storing and delivering heavy and refined petroleum products. Products are received and/or delivered via railroad, marine (up to Panamax size vessels) or truck loading rack. The marine facilities are accessed through a neighboring terminal facility via an owned pipeline. The Portland Terminal Facility offers heating systems, emulsions and an on-site product testing laboratory as ancillary services.

Terminal Improvement Projects

After the closing of the transaction, CorEnergy anticipates funding an additional $10 million of terminal related improvement projects in support of Arc Terminals’ commercial strategy to optimize the Portland Terminal Facility and generate stable cash flows, including: i) clean, inspect and upgrade a portion of the existing storage assets; ii) enhance existing terminal infrastructure; and iii) develop, design, engineer and construct throughput expansion opportunities.

Lease Description

We expect to enter into a 15-year triple net operating lease with Arc Terminals Holdings LLC (“Arc Terminals”), a subsidiary of Arc Logistics upon the closing of the transaction. The base rent is reduced during the first seven months (prorated for the partial month of January 2014) and then increases in August 2014. Beginning in August 2014, minimum lease payments will be $5 million per year and once the improvement project is complete minimum lease payments will be in excess of $6 million per year. On the fifth anniversary of the lease and every year thereafter rent will be subject to an inflation adjustment. The lease also includes an additional variable rent component based on the Portland Terminal Facility’s throughput volumes.

Arc Terminals may renew the lease for additional, successive 5-year terms at its discretion. There are also other certain termination and purchase rights. Arc Terminals will operate the Portland Terminal Facility and will retain responsibility for maintenance and other capital expenditures required for its operation. Arc Logistics will unconditionally guarantee the lessee's obligations.

Guarantor Description

Arc Logistics is a fee-based, growth-oriented Delaware limited partnership formed by Lightfoot Capital Partners, LP and Lightfoot Capital Partners GP LLC to own, operate, develop and acquire a diversified portfolio of complementary energy logistics assets.  Arc Logistics’ public disclosures filed with the SEC indicate that Arc Logistics is principally engaged in the terminalling, storage, throughput and transloading of crude oil and petroleum products and is focused on growing its business through the optimization, organic development and acquisition of terminalling, storage, rail, pipeline and other energy logistics assets that generate stable cash flows.

Transaction Financing

The acquisition cost will be funded with cash that CorEnergy anticipates raising through our simultaneously announced equity offering at the time of closing.

The transaction is expected to close in late January 2014.

BofA Merrill Lynch is acting as exclusive structuring advisor in connection with CorEnergy's energy infrastructure real asset strategy.

About CorEnergy Infrastructure Trust, Inc.
CorEnergy Infrastructure Trust, Inc. (NYSE: CORR), primarily owns midstream and downstream U.S. energy infrastructure assets subject to long-term triple net participating leases with energy companies. These assets include pipelines, storage tanks, transmission lines and gathering systems. The Company’s principal objective is to provide stockholders with an attractive risk-adjusted total return, with an emphasis on distributions and long-term distribution growth. CorEnergy is managed by Corridor InfraTrust Management, LLC, a real property asset manager focused on U.S. energy infrastructure and an affiliate of Tortoise Capital Advisors, L.L.C., an investment manager specializing in listed energy investments, with approximately $14.2 billion of assets under management in NYSE-listed closed-end investment companies, open-end funds and other accounts as of December 31, 2013.

Forward-Looking Statements
This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy’s reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy’s Board of Directors and compliance with leverage covenants.

Contact Information:
Katheryn Mueller, Investor Relations, 877-699-CORR (2677), info@corridortrust.com